Exhibit 10.23

FORM OF RSU AWARD AGREEMENT (IPO GRANTS)

Sovos Brands, Inc.

2021 Equity Incentive Plan

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this “Agreement”) is made by and between Sovos Brands, Inc., a Delaware corporation (the “Company”), and [●] (the “Participant”), effective as of [●], 2021 (the “Date of Grant”).

RECITALS

WHEREAS, the Company has adopted the Sovos Brands, Inc. 2021 Equity Incentive Plan (the “Plan”), which is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to those terms in the Plan; and

WHEREAS, the Committee has authorized and approved the grant of an Award to the Participant that will provide the Participant the opportunity to receive shares of Common Stock upon the settlement of stock units on the terms and conditions set forth in the Plan and this Agreement (“Restricted Stock Units”).

NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:

1.	Grant of Award. The Company hereby grants to the Participant, effective as of the Date of Grant, [●] Restricted Stock Units, on the terms and conditions set forth in the Plan and this Agreement.

2.	Vesting and Forfeiture. Subject to the terms and conditions set forth in the Plan and this Agreement, the Restricted Stock Units shall vest as follows:

(a)	General. [One-hundred percent (100%) of the Restricted Stock Units granted under this Agreement shall vest on the third anniversary of the Date of Grant, subject to the Participant’s continued Service through the vesting date.][1]

(b)	Termination of Service. [Except as set forth in Section 2(c), upon termination of the Participant’s Service by the Participant for Good Reason (as defined on Exhibit A), by the Company without Cause or due to the Participant’s death or Disability, a pro-rata number of Restricted Stock Units shall vest on the date of the Participant’s termination of Service based on a fraction, the numerator of which is the number of days from the Date of Grant until the date of the Participant’s termination of Service, and the denominator of which is the total number of days from the Date of Grant until the third anniversary of the Date of Grant. Any Restricted Stock Units that do not vest as a result of the preceding sentence will be forfeited immediately, automatically and without consideration on the date of the Participant’s termination of Service.][2]

1 For members of the Board (other than Mr. Johnson and Mr. Poland): “One-hundred percent (100%) of the Restricted Stock Units granted under this Agreement shall vest on the earlier of (i) the first anniversary of the Date of Grant and (ii) the date of the Company’s first annual meeting of stockholders following the Date of Grant, subject to the Participant’s continued Service through the vesting date.”

For Mr. Johnson and Mr. Poland: “One-third (1/3rd) of the Restricted Stock Units shall vest on each of the first three (3) anniversaries of the Date of Grant, subject to the Participant’s continued Service through the applicable vesting date.”

2 For CFO: “Except as set forth in Section 2(c), upon termination of the Participant’s Service by the Participant for Good Reason (as defined on Exhibit A), by the Company without Cause or due to the Participant’s death or Disability, a pro-rata number of Restricted Stock Units shall vest on the date of the Participant’s termination of Service based on a fraction, the numerator of which is the sum of (i) the number of days from the Date of Grant until the date of the Participant’s termination of Service, plus (ii) 365 days, and the denominator of which is the total number of days from the Date of Grant until the third anniversary of the Date of Grant; provided, that in no event shall such fraction exceed one (1). Any Restricted Stock Units that do not vest as a result of the preceding sentence will be forfeited immediately, automatically and without consideration on the date of the Participant’s termination of Service.”

For CEO: “Upon termination of the Participant’s Service by the Participant for Good Reason (as defined on Exhibit A), by the Company without Cause or due to the Participant’s death or Disability, all Restricted Stock Units shall vest on the date of the Participant’s termination of Service.”

For members of the Board: “Upon termination of the Participant’s Service due to the Participant’s death or Disability, all Restricted Stock Units shall vest on the date of the Participant’s termination of Service.”

(c)	Change in Control. Upon termination of the Participant’s Service by the Participant for Good Reason, by the Company without Cause or due to the Participant’s death or Disability upon or following a Change in Control, all Restricted Stock Units shall vest on the date of the Participant’s termination of Service.

3.	Payment

(a)	Settlement. Except as otherwise provided in Section 3(c), the Company shall deliver to the Participant within sixty (60) days following the vesting date of the Restricted Stock Units, a number of shares of Common Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Section 2. No fractional shares of Common Stock shall be delivered. The Company may deliver such shares of Common Stock either through book entry accounts held by, or in the name of, the Participant or cause to be issued a certificate or certificates representing the number of shares to be issued in respect of the Restricted Stock Units, registered in the name of the Participant.

(b)	Withholding Requirements. The Company shall have the right to deduct or withhold from any shares of Common Stock deliverable under this Agreement, or in its discretion to require the Participant to remit to the Company, amounts necessary to satisfy all federal, state and local taxes required to be withheld in connection with the settlement of the Restricted Stock Units. In addition, subject to Section 16 of the Exchange Act, withholding may be satisfied through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the withholding amount, which shall be subject to any terms and conditions imposed by the Committee.

(c)	Release Agreement. Any obligation of the Company to deliver to the Participant shares of Common Stock in respect of Restricted Stock Units that have vested pursuant to Section 2 as a result of the Participant’s termination of Service (other than termination due to the Participant’s death or Disability) is conditioned upon [(i) the Participant’s execution and delivery to the Company of a general release of claims in a form provided by the Company that includes (x) a general release and waiver of claims in favor of the Company, and its current, former, and future subsidiaries, affiliates, stockholders, directors, officers, employees, agents, benefit plans, trustees, and others identified therein, in a form provided by the Company, and (y) solely with respect to a termination of Service that occurs prior to a Change in Control, on a case-by-case basis as determined by the Company in its sole discretion, non-competition and non-solicitation provisions in favor of the Company in a form provided by the Company, which shall be enforced during the severance period applicable to the Participant under the Company’s applicable severance plan (or six (6) months following the date of termination of the Participant’s Service if no such severance plan is applicable) (such release agreement, the “Release Agreement”), and (ii) such Release Agreement becoming fully effective and irrevocable by the date specified therein, but in no event more than sixty (60) days following the date of termination of the Participant’s Service (the “Release Period”).][3] Following the date on which the Release Agreement becomes fully effective and irrevocable but no later than seventy (70) days following the date of termination of the Participant’s Service, the Company shall deliver to the Participant a number of shares of Common Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Section 2; provided, that if the Release Period spans two (2) calendar years, the shares of Common Stock shall be delivered to the Participant in the later calendar year. If the Release Agreement does not become fully effective and irrevocable prior to the expiration of the Release Period, all Restricted Stock Units will be forfeited immediately, automatically and without consideration as of the date of the Participant’s termination of Service.

3 For CEO: “the Participant delivering to the Company and not revoking a general release of all claims in the form attached to his Employment agreement with the Company dated as of January 14, 2017, as amended (the “Release Agreement”), within 60 days following the Participant’s termination of Service (the “Release Period”).

4.	Section 280G. In the event that it is determined that any payments or benefits provided under the Plan and this Agreement, together with any payments or benefits to be provided under any other plan, program, arrangement or agreement, would constitute parachute payments within the meaning of Section 280G of the Code and would, but for this Section 4 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (the “Excise Tax”), then the amounts of any such payments or benefits under the Plan, this Agreement and such other arrangements shall be either (a) paid in full or (b) reduced to the minimum extent necessary to ensure that no portion of the payments or benefits is subject to the Excise Tax, whichever of the foregoing (a) or (b) results in the Participant’s receipt on an after-tax basis of the greatest amount of payments and benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). The Company shall cooperate in good faith with the Participant in making such determination, including but not limited to providing the Participant with an estimate of any parachute payments as soon as reasonably practicable prior to an event constituting a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (within the meaning of Section 280G(b)(2)(A) of the Code). Any such reduction pursuant to this Section 4 shall be made in a manner that results in the greatest economic benefit for the Participant and is consistent with the requirements of Section 409A. Any determination required under this Section 4 shall be made in writing in good faith by a nationally recognized public accounting firm selected by mutual agreement of the Company and [the Company’s Chief Executive Officer][4] and paid for by the Company. The Company and the Participant shall provide the accounting firm with such information and documents as the accounting firm may reasonably request in order to make a determination under this Section 4.

5.	Miscellaneous Provisions

(a)	Rights of a Shareholder; Dividend Equivalents. Prior to settlement of the Restricted Stock Units in shares of Common Stock, neither the Participant nor the Participant’s representative will have any rights as a shareholder of the Company with respect to any shares of Common Stock underlying the Restricted Stock Units. If cash dividends or other cash distributions are paid in respect of the shares of Common Stock underlying unvested Restricted Stock Units, then a dividend equivalent equal to the amount paid in respect of one Share shall accumulate and be paid with respect to each unvested Restricted Stock Unit at time of settlement; provided that any dividend equivalent rights granted shall be subject to the same vesting terms as the related Restricted Stock Units.

4 For CEO: “the Participant”.

(b)	Transfer Restrictions. The shares of Common Stock delivered hereunder will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, any applicable federal or state laws and any agreement with, or policy of, the Company or the Committee to which the Participant is a party or subject, and the Committee may cause orders or designations to be placed upon the books and records of the Company’s transfer agent to make appropriate reference to such restrictions.

(c)	Clawback Policy. The Participant acknowledges that the Participant is subject to the provisions of Section 13 (Forfeiture Events) and Section 15.6 (Trading Policy and Other Restrictions) of the Plan and any compensation recovery, “clawback” or similar policy adopted by the Company from time to time and/or made applicable by law including the provisions of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection and Act and the rules, regulations and requirements adopted thereunder by the Securities and Exchange Commission and/or any national securities exchange on which the Company’s equity securities may be listed; provided, however, that Section 13.2(a)(ii) and Section 13.3(a) of the Plan (and any similar provisions adopted by the Committee after the date hereof) shall not apply to the Participant’s Restricted Stock Units that are subject to this Agreement (or any shares of Common Stock issued to the Participant in respect of such Restricted Stock Units) unless the action or omission that forms the basis for the application of such provisions results or would reasonably be expected to result in a material adverse effect on the business or reputation of the Company; provided, further, that following a Change in Control, Section 13.2(a)(ii) and Section 13.3(a) of the Plan shall cease to apply to the Participant’s Restricted Stock Units that are subject to this Agreement (or any shares of Common Stock issued to the Participant in respect of such Restricted Stock Units).

(d)	Adjustments. In the event of any change with respect to the outstanding shares of Common Stock contemplated by Section 4.4 of the Plan, the Restricted Stock Units may be adjusted in accordance with Section 4.4 of the Plan.

(e)	No Right to Continued Service. Nothing in this Agreement or the Plan confers upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

(f)	Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person will have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(g)	Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.

(h)	Amendment. Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both the Participant and the Company.

(i)	Choice of Law; Jurisdiction. This Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement will be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(j)	Signature in Counterparts. This Agreement may be signed in counterparts, manually or electronically, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.

(k)	Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to any Awards granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

(l)	Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term and provision of the Plan will govern and prevail. The Participant understands they have a right to consult with counsel and have been afforded the opportunity to consult with an attorney to the extent they wish to do so.

[Signature page follows.]

IN WITNESS WHEREOF, the Company and the Participant have executed this Restricted Stock Unit Award Agreement as of the dates set forth below.

PARTICIPANT	SOVOS BRANDS, INC.

By:

Date:	Date:

[Signature Page – Restricted Stock Unit Award Agreement]

Exhibit A

[CEO: “Good Reason” shall mean the occurrence of any of the following events without the express written consent of the Participant: (i) a reduction in the Participant’s title or a material reduction by the Company in the degree of responsibility and authority of the Participant, which shall be deemed to occur if the Participant becomes the chief executive officer of a division or subsidiary of an operating company in lieu of being chief executive officer of the Company’s ultimate parent operating company, including following a change in control or other corporate transaction; (ii) a reduction in the Participant’s base salary or target annual cash bonus opportunity as a percentage of base salary; (iii) a change in the Participant’s reporting obligations that result in the Participant no longer reporting directly to the Board; (iv) the Participant’s place of employment becomes located outside the San Francisco Bay Area (defined as the following nine counties: Alameda, Contra Costa, Marin, Napa, San Francisco, San Mateo, Santa Clara, Solano and Sonoma) or the Company no longer maintains offices in the San Francisco Bay Area; or (v) the Company’s material breach of this Agreement or the Participant’s employment agreement; provided, that an event will constitute “Good Reason” only if (x) the Participant notifies the Company in reasonable detail within 60 days following the Participant’s initial knowledge of an event that would constitute Good Reason, (y) the Company fails to remedy such event within 30 days following the receipt of such notice and (z) the Participant terminates employment within 30 days following the end of such 30-day remedy period.]

[Senior Executive Team:

Prior to a Change in Control, “Good Reason” shall mean the occurrence of any of the following events without the express written consent of the Participant: (i) unless the Participant continues to hold current title level (i.e. chief or executive vice president), a material diminution in the Participant’s duties; (ii) a material diminution in the Participant’s reporting obligation such that the position to whom the Participant is required to report is two or more levels below the position to whom the Participant reports on the date of this Agreement as set forth on the Company’s organizational chart as of the date of this Agreement; (iii) a material reduction in the Participant’s base salary or annual bonus at “target” performance levels (other than a reduction in base salary affecting all similarly situated employees, which reduction does not exceed 10% of base salary); (iv) the Company’s material breach of this Agreement or the Participant’s employment agreement; or (v) a requirement that the Participant relocate his or her current office outside a radius of fifty (50) miles from the Participant’s current office location. The Participant may not resign or otherwise terminate his or her employment for any reason set forth above as Good Reason unless the Participant (x) notifies the Company in reasonable detail within sixty (60) days following his or her initial knowledge of an event that would constitute Good Reason, (y) the Company fails to remedy such event within 30 days following receipt of such notice, and (z) the Participant terminates employment within 30 days following the end of such 30-day remedy period.

Upon and following a Change in Control, “Good Reason” means the occurrence of any of the following events without the express written consent of the Participant: (i) a material diminution in the Participant’s title, degree of responsibility and authority; or (ii) the Participant’s declination of a Non-Qualifying Employment Offer. “Non-Qualifying Employment Offer” means any offer of employment made to Participant by the Company that (i) provides for a material reduction in Total Compensation, (ii) provides for a reduction in base salary (other than a reduction affecting all similarly situated employees, which reduction does not exceed 10% of current base salary) and/or (iii) requires that the Participant relocate his or her current office outside a radius of fifty (50) miles from the Participant’s current office location. “Total Compensation” means the sum of the Participant’s base salary and the amount of the Participant’s current year annual bonus at “target” performance levels. The Participant may not resign or otherwise terminate his or her employment for any reason set forth above as Good Reason unless the Participant (x) notifies the Company in reasonable detail within sixty (60) days following his or her initial knowledge of an event that would constitute Good Reason, (y) the Company fails to remedy such event within 30 days following receipt of such notice, and (z) the Participant terminates employment within 30 days following the end of such 30-day remedy period.]